NxStage® Medical Reports Second Quarter 2006 Results
•	Second Quarter Revenues Increase by 224% Year over Year to $4.5 Million

•	Increase in Revenue Guidance for 2006

•	Continued Improvement in Gross Margins

•	Commercial Launch and First Shipments of PureFlow SL

•	Net Patient and Dialysis Center Gains on Track in Chronic Care Market

•	Key Account Win in Critical Care Market
LAWRENCE, MA., July 27, 2006, NxStage Medical, Inc. (NASDAQ: NXTM), the manufacturer of the NxStage System OneTM portable kidney dialysis machine, reported second quarter 2006 revenue of $4.5 million, a 224% increase over revenues of $1.4 million for the same period of 2005. For the six months ended June 30, 2006 revenue was $7.9 million, a 226% increase over revenue of $2.4 million for the first six months of 2005.
Revenue Analysis:
Revenues in the chronic home dialysis market rose to $2.7 million during the quarter ended June 30, 2006, a 348% increase over chronic market revenues of $594,000 during the second quarter of 2005. Chronic home dialysis revenues also rose by 47% on a sequential basis from the first quarter of 2006. For the six months ended June 30, 2006 revenues in the chronic home dialysis market were $4.5 million, a 364% increase over chronic market revenues of $966 thousand for the first six months of 2005.
During the second quarter of 2006, 204 net new patients began home treatment with NxStage’s System One and 126 dialysis centers were using the System One portable dialysis machine for home hemodialysis therapy on 663 end-stage renal disease (ESRD) patients at June 30, 2006. “During the second quarter, we continued to make great progress towards achieving our goal of having more than 1,100 patients on therapy by year-end. This quarter’s strong performance reflects our sales force’s increased productivity as we expand penetration within existing dialysis centers, add new centers and increase referrals for home hemodialysis with the System One,” said Mr. Jeff Burbank, President and Chief Executive Officer of NxStage.
Revenues in the critical care market were $1.9 million for the second quarter of 2006, a 133% increase over critical care revenues during the second quarter of 2005, and a 19% sequential increase over the first quarter of 2006. For the six months ended June 30, 2006, revenues in the critical care market were $3.5 million, a 136% increase over critical care revenues of $1.5 million for the first six months of 2005. ”We continued to add some of the most respected hospitals in the United States as customers for our critical care system including Hermann Hospital in Houston, Texas. Importantly, our critical care system placements are also creating a solid base of recurring revenue as evidenced by a more than 30% sequential increase in sales of disposable cartridges and fluid from the first quarter of 2006,” continued Mr. Burbank.

Gross margin improvement:
“We continued to realize benefits from our new relationship with Laboratorios PISA S.A. de C.V in terms of gross margin expansion,” Mr. Burbank added. Cost of revenues was 132% of net revenues for the second quarter of 2006, compared to 143% for the first quarter of 2006.
“During the second quarter, we also achieved a major milestone with the completion of development and initial clinical feedback activities for the PureFlow SLTM module, a device which allows for the automated preparation of high purity dialysate in the patient’s home using ordinary tap water and dialysate concentrate. The PureFlow SL module is unique as it virtually eliminates the home modification and disinfection and reduces the water testing requirements of traditional water purification systems. We are very pleased with the patient and clinician feedback that we have received over the past three months and we started shipping the PureFlow SL in July 2006. In addition to our expectation that the PureFlow SL module will have a positive impact on our gross margin through reduced usage of bagged fluids and lower distribution costs, we believe that the ease of use and convenience of the PureFlow SL module could also have a positive effect on the adoption rate of the System One as we continue to release this product to our customers,” noted Mr. Burbank.
NxStage reported a net loss of ($10.4) million for the second quarter of 2006 compared with a net loss of ($5.6) million for the second quarter of 2005, reflecting increased sales and marketing spending and distribution costs arising from the ongoing launch of the System One in the chronic home hemodialysis market. These results for the second quarter include non-cash stock compensation expense of $775,000 as well as $434,000 in interest expense charges arising from the early pay off of previously outstanding debt.
Follow-on Offering:
On June 13, 2006, the Company closed an underwritten follow on public offering of 6,325,000 shares of its common stock with aggregate net proceeds to the Company of $51.4 million. At June 30, 2006, cash, cash equivalents and short-term investments were $87.1 million.
Outlook:
The following guidance is based on current information and expectations as of July 27, 2006:
For the third quarter of 2006, NxStage expects revenues in the range of $5.0 million to $5.4 million, and a net loss in the range of ($10.4) million to ($10.8) million, or ($0.37) to ($0.39) per share, after estimated non-cash stock based compensation charges of $800,000 to $900,000 in accordance with Statement of Financial Accounting Standards (SFAS) No. 123-R. This assumes a weighted average share count for the third quarter of 27.8 million shares outstanding.
For the full year 2006, the Company believes that its revenues will be at least $19 million, which is an increase from previously provided guidance. In addition, the Company believes that it will incur a net loss of approximately ($39.0) million to ($41.0) million, or ($1.58) to ($1.65) per share, which is higher than previous guidance. This net loss guidance assumes an estimated $2.5 million to $3.0 million in non-cash stock based compensation expense and a weighted average of 24.8 million shares for the full year 2006.

The Company notes that the estimated non-cash stock based compensation expense for the third quarter and the full year 2006 could vary significantly depending on the price of the Company’s stock and future stock grant practices.
In 2006, the Company continues to expect to add 800 to 1,000 net chronic patients and approximately 130 dialysis centers, with 250 to 280 of those patients being added in the third quarter. By the end of 2006, the Company expects to have 1,100 to 1,300 patients on therapy.
Conference Call:
NxStage will also host a conference call today at 4:30 p.m. EDT to discuss the second quarter 2006 results. To listen to the conference call, please dial (866) 314-5050 for domestic callers and (617) 213-8051 for international callers. The passcode is 31988893. A replay of the conference call will be available through August 3, 2006 by dialing 888-286-8010 (domestic) and 617-801-6888 (international), passcode 84640271. An online archive of the conference call will also be available by accessing the Investor Relations section of the company’s website at www.nxstage.com.
About NxStage Medical:
NxStage Medical, Inc. (NASDAQ: NXTM) is a medical device company, headquartered in Lawrence, Massachusetts, USA, that develops, manufactures and markets innovative dialysis systems for the treatment of end-stage renal disease, or ESRD, and acute kidney failure. For more information on NxStage and its products, please visit the company’s website at www.nxstage.com.
About End-Stage Renal Disease:
End-stage renal disease is the permanent failure of the kidneys to filter the body’s wastes. It is most commonly caused by diabetes, hypertension or genetic disorders. In order to survive, ESRD patients must use some form of therapy to replace the function of the kidneys for the rest of their lives. Currently, over 450,000 patients in the United States suffer from ESRD, and the costs of treating ESRD patients are more than $20 billion annually in the United States. Due to increases in diabetes, hypertension and the aging of the U.S. population, those figures are projected to double within the next 10-15 years. The most common form of kidney replacement therapy in the United States today is hemodialysis, which is used by over 350,000 patients currently. The great majority of these patients are treated with conventional, in-center hemodialysis, in which they must travel to a nearby dialysis center three times per week, where they are connected to dialysis machines for treatments lasting approximately three to four hours, to cleanse their blood.
About Hemodialysis:
Today, most patients undergo hemodialysis therapy three times a week in outpatient dialysis centers. This differs significantly from the 24/7 workings of the naturally functioning kidney. Increasingly, clinicians and patients have recognized opportunities for therapy improvements with more frequent, or daily, dialysis. More than a hundred clinical papers have reported on the health and quality of life benefits of hemodialysis done more frequently. The reported benefits include reduced hypertension, reduced cardiac strain and left ventricular hypertrophy, reduced amyloid disease, and improved anemia status, appetite, and quality of life, including the ability to return to work.
Forward-Looking Statements:
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. Examples of these forward-looking statements include statements as to the growth of the ESRD patient population, the anticipated demand for home and or daily dialysis products, the anticipated market acceptance and demand for NxStage’s products, including expectations regarding patient count during 2006, the commercial release and benefits of the PureFlow SL, future changes in reimbursement, and expectations as to the future operating results and stock-based compensation expense for both the third quarter ending September 30, 2006 and the year ending December 31, 2006. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond NxStage’s control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance or achievements including growth in home or more frequent hemodialysis, market acceptance and demand for NxStage’s System One or the PureFlow SL and certain other factors that may affect future operating results and which are detailed in NxStage’s filings with the Securities and Exchange Commission, including the Quarterly Report on Form 10-Q for the three months ended March 31, 2006 and the registration statement that has been filed with and declared effective by the Securities and Exchange Commission on June 8, 2006.
In addition, the statements in this press release represent NxStage’s expectations and beliefs as of the date of this press release. NxStage anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while NxStage may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, whether as a result of new information, future events, or otherwise. These forward-looking statements should not be relied upon as representing NxStage’s expectations or beliefs as of any date subsequent to the date of this press release.
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NxStage Medical, Inc.
Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Revenues	$4,546,273	$1,403,383	$7,946,995	$2,437,175
Cost of revenues	6,003,629	2,061,377	10,860,883	3,843,543

Gross profit (deficit)	(1,457,356)	(657,994)	(2,913,888)	(1,406,368)

Operating expenses:
Selling and marketing	3,758,537	1,580,370	6,951,520	2,901,410
Research and development	1,576,295	1,623,732	3,355,189	3,055,772
Distribution	1,518,685	476,739	2,808,284	785,664
General and administrative	2,149,016	1,177,945	4,123,745	2,202,961

Total operating expenses	9,002,533	4,858,786	17,238,738	8,945,807

Loss from operations	(10,459,889)	(5,516,780)	(20,152,626)	(10,352,175)

Other income (expense):
Interest income	607,921	77,700	1,203,328	149,786
Interest expense	(535,863)	(167,572)	(693,503)	(313,396)

	72,058	(89,872)	509,825	(163,610)

Net loss	$(10,387,831)	$(5,606,652)	$(19,642,801)	$(10,515,785)

Net loss per share, basic and diluted	$(0.46)	$(2.18)	$(0.90)	$(4.10)

Weighted average shares outstanding, basic and diluted	22,440,529	2,566,539	21,815,098	2,566,470

NxStage Medical, Inc.
Consolidated Balance Sheets

	June 30, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$57,661,718	$61,223,377
Short-term investments	29,463,588	—
Accounts receivable, net	3,421,342	1,367,860
Inventory	8,451,332	5,956,336
Prepaid expenses and other current assets	483,103	523,160

Total current assets	99,481,083	69,070,733

Property and equipment, net	2,560,554	2,070,387
Field equipment, net	11,313,710	4,843,398
Other assets	427,335	446,508

Total assets	$113,782,682	$76,431,026

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,248,933	$3,027,524
Accrued expenses	3,024,274	2,344,318
Deferred rent obligation	84,997	84,997
Current portion of long-term debt	1,133,333	1,513,480

Total current liabilities	9,491,537	6,970,319

Deferred rent obligation	432,065	473,268
Long-term debt	2,266,667	1,633,070

Total liabilities	12,190,269	9,076,657

Commitments and contingencies

Stockholders’ equity:
Undesignated preferred stock: par value $0.001, 5,000,000 shares authorized; zero shares issued and outstanding as of June 30, 2006 and December 31, 2005, respectively	—	—
Common stock: par value $0.001, 100,000,000 shares authorized; 27,750,761 and 21,176,554 shares issued and outstanding as of June 30, 2006 and December 31, 2005, respectively	27,751	21,177
Additional paid-in-capital	205,232,078	151,675,548
Deferred compensation	—	(259,910)
Accumulated deficit	(103,653,470)	(84,010,669)
Accumulated other comprehensive loss	(13,946)	(71,777)

Total stockholders’ equity	101,592,413	67,354,369

Total liabilities and stockholders’ equity	$113,782,682	$76,431,026

Revenue by market:

	Three-months ended		Six-months ended
	June 30,		June 30,
	2006	2005	2006	2005
Chronic Market	$2,665,075	$594,332	$4,482,200	$966,355
Critical Care Market	1,881,198	809,051	3,464,795	1,470,820

Total	$4,546,273	$1,403,383	$7,946,995	$2,437,175

Business metrics:

	June 30,	December 31,	June 30,
	2006	2005	2005
Chronic patients on therapy	663	292	141

Dialysis centers with System One	126	70	34
Contact:
David N. Gill
Senior Vice President & Chief Financial Officer
978-687-4700
dgill@nxstage.com